Consent of Independent Auditors

We consent to the incorporation by reference in the Annual Report (Form 10-K) of Sun Life Assurance Company of Canada of our report dated February 7, 2002 (except for the second paragraph of "Principles of Consolidation" in Note 2, as to which the date is December 31, 2002) with respect to the consolidated statement of income, stockholder's equity, comprehensive income and cash flow and schedules of Keyport Life Insurance Company for the two-month period ended December 31, 2001 included in Keyport Life Insurance Company's Annual Report (Form 10-K) for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP

Boston, Massachusetts

March 29, 2004